EXHIBIT 10.28

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter “Agreement”) is entered into this 15th day of April, 2007, (“Effective Date”), by and between MiMedx, Inc., a corporation under the laws of the State of Florida, USA (hereinafter the “Company”) and Joseph L. Story, M.D., an individual, residing under the laws of the State of Florida, with a place of business located at 710 Peaks Point Dr., Gulf Breeze, FL 32561 (hereinafter the “Consultant”) (collectively, the “Parties”).

WITNESSETH:

WHEREAS, The Company desires to retain the Consultant to render services to the Company from time to time as a Consultant, and the Consultant desires to perform the services set forth herein for the Company, all on the terms and conditions herein set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Services. The Company hereby retains the Consultant who shall serve as a Advisor to senior management on technology priorities, developmental efforts and device to market strategies as an Independent Contractor to perform certain services for the Company as more fully set forth on Exhibit A hereto, as well as other services reasonably requested by the Company from time to time (collectively the “Services”), and the Consultant hereby agrees to perform such Services for the Company. Although the Company will not dictate the time, manner or method for the performance of the Services, the Consultant agrees to devote its skills and best efforts to the performance of the Services in a professional manner, using as high a degree of skill and care as is necessary in the Consultant’s discretion under the circumstances.

2. Compensation. The Company shall pay Consultant as full compensation for the Services the amount of $75,000 per year (the “Compensation”), which amount shall be paid in arrears on a quarterly basis and an option grant to purchase 100,000 shares of the Company’s Common Stock having an exercise price of $1.00 per share, which the Board of Directors has determined to be the fair market value of the stock as of this day. Such option shall vest equally 1/3 upon the first anniversary of the effective date of this Agreement and 1/3 on each of the subsequent two anniversaries of the effective date of this Agreement. The Consultant shall also be reimbursed for all reasonable and necessary business expenses incurred by Consultant in connection with the performance of the Services hereunder in accordance with the normal Company travel policies as established in advance by the Company. The Compensation shall not be subject to withholdings pursuant to applicable law or other employee-related deductions by the Company, except for such deductions as are expressly provided for herein. Consultant shall be responsible for and shall indemnify and hold the Company harmless from and against any income or other taxes payable by Consultant arising from the Compensation.

3. Company Property. All property and materials furnished to the Consultant by the Company or prepared, compiled or acquired by the Consultant while performing Services for the Company, are the sole property of the Company. The Consultant shall at any time upon request of the Company, and in any event without request promptly on termination of this Agreement, transfer and deliver over all such tangible materials to the Company.

4. Term; Termination. This Agreement shall continue in full force commencing April 1, 2007 and effect for three years unless terminated, with or without cause, by either party by giving thirty (30) days written notice to the other of its intention to so terminate it. It is anticipated that this agreement will be reviewed after three months to determine the reasonableness of the Compensation and the Services being performed. Such notice or any notice required under this Agreement may be given to either party by delivery at the last known business or residence address of the other. Except for agreements and covenants herein specifically provided to be performed or to remain in force following termination hereof, and except for payment of any compensation which might be owed to the Consultant for Services performed prior to termination, neither party hereto shall, after termination hereof, be under any further obligation to the other.

5. Covenants.

(a) Non-Solicitation of Customers. During the term of this Agreement and for a period of two (2) years thereafter (the “Protected Period”), Consultant agrees not to, directly or indirectly, contact, solicit, divert, appropriate, or call upon with the intent of doing business with, any one or more of the customers or clients of the Company with whom Consultant has had material contact during the twelve (12) month period prior to the termination of this Agreement (including prospects of the Company with whom Consultant had such contact during said period) if the purpose of such activity is either (1) to solicit these customers or clients or prospective customers or clients for a Competitive Business as herein defined (including but not limited to any Competitive Business started by Consultant) or (2) to otherwise encourage any such customer or client to discontinue, reduce, or adversely alter the amount of its business with the Company. Consultant acknowledges that due to his relationship with the Company, Consultant will develop special contacts and relationships with the Company’s clients and prospects, and that it would be unfair and harmful to the Company if Consultant took advantage of these relationships in a Competitive Business.

A “Competitive Business” is an enterprise that engages in the activity of orthopedic replacement products and collagen based products and services which products and/or services are substantially similar or identical to those offered by the Company during the twelve (12) month period prior to the termination of this Agreement.

(b) Non-Piracy of Employees. During the Protected Period, Consultant covenants and agrees that he shall not, directly or indirectly: (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee of the Company who performed work for the Company within the twelve month period prior to the termination of this Agreement or (b) otherwise encourage, solicit, or support any such employee(s) to leave their employment with the Company, until such employee’s employment with the Company has been voluntarily or involuntarily terminated or separated for at least six (6) months.

(c) Confidential Information and Trade Secrets. Consultant acknowledges that during the term of this Agreement, the Company may disclose to Consultant for use in his provision of Services, and that Consultant may be provided access to and otherwise provided use of, certain valuable, confidential, proprietary, and secret information of the Company (whether tangible or intangible and whether or not electronically kept or stored), including financial statements, drawings, designs, manuals, business plans, products and prospective products, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts, contracts, sources and identity of vendors and Consultants, financial information of customers and the Company, and other proprietary documents, materials, or information indigenous to the Company, its businesses and activities, or the manner in which the Company does business, which is valuable to the Company in conducting its business because the information is kept confidential and is not generally known to the Company’s competitors or to the general public (“Confidential Information”). Confidential Information does not include information generally known or easily obtained from public sources or public records (unless Consultant causes said Confidential Information to become generally known or easily obtained therefrom).

To the extent that the Confidential Information constitutes a trade secret under applicable law, then Consultant shall, for as long as such Confidential Information remains a trade secret (or for the maximum period of time otherwise allowed under applicable law), protect and maintain the confidentiality of such trade secrets and refrain from disclosing, copying, or using any such trade secrets without the Company’s prior written consent.

To the extent that the Confidential Information defined above does not constitute a trade secret under applicable law, Consultant shall, during the term of this Agreement and for a period of two (2) years after the termination hereof, protect and maintain the confidentiality of the Confidential Information and refrain from disclosing, copying, or using any Confidential Information without the Company’s prior written consent.

(d) Acknowledgement. It is understood and agreed by Consultant that (i) the Parties have attempted to limit his right to solicit customers under Section 5(a) only to the extent necessary to protect the Company from unfair competition during the Protected Period , and (ii) the purpose of these covenants and promises is (and that they are necessary) to protect the Company’s legitimate business interests, and to protect and retain (and to prevent Consultant from unfairly and to the detriment of the Company utilizing or taking advantage of) business trade secrets and confidential information of the Company and those substantial contacts and relationships (including those with customers and Consultants of the Company) which Consultant may establish due to his engagement with the Company.

Consultant represents that his experience and abilities are such that existence or enforcement of these covenants and promises will not prevent Consultant from earning or pursuing an adequate livelihood and will not cause an undue burden to Consultant or his family.

6. Inventions; Works for Hire.

The Company shall own all right, title and interest in and to all work product developed by Consultant (whether in whole or in part) in Consultant’s work and provision of Services to the

Company or while utilizing the Company’s facilities or property, including without limitation: all preliminary designs and drafts, all other writings and works of authorship (including but not limited to manuals, pamphlets, instructional materials, computer programs, program codes, files, tapes, or other copyrightable or non-copyrightable material, or portions thereof), all copies of such works in whatever medium such copies are fixed or embodied, all inventions, all derivative works and patentable and unpatentable inventions and improvements, all programs and processes, program modifications, ideas or creations, software, systems, devices, techniques, and all worldwide copyrights, trademarks, patents or other intellectual property rights in and to such works (collectively the “Work Product’). All copyrightable materials of the Work Product shall be deemed a “work made for hire” for the purposes of U.S. Copyright Act, 17 U.S.C. § 101 et seq. , as amended.

In the event any right, title or interest in and to any of the Work Product (including without limitation all worldwide copyrights, trademarks, patents or other intellectual property rights therein) does and shall not vest automatically in and with the Company, Consultant agrees to and hereby does irrevocably assign, convey, and otherwise transfer to the Company, and the Company’s respective successors and assigns, all such right, title and interest in and to the Work Product with no requirement of further consideration from or action by Consultant or the Company.

The Company shall have the exclusive worldwide right to register, in all cases as “claimant” and when applicable as “author”, all copyrights in and to any copyrightable element of the Work Product, and file any and all applicable renewals and extensions of such copyright registrations, The Company shall also have the exclusive worldwide right to file applications for and obtain (i) patents on and for any of the Work Product in Consultant’s name and (ii) assignments for the transfer of the ownership of any such patents to the Company.

7. Consulting Arrangement. The parties agree that nothing in this Agreement shall be deemed to create the relationship of partnership, joint venture, or an employer-employee. It is understood that the Consultant is an Independent Contractor, responsible for its own local, state and federal taxes, and as such is not under the control or management of the Company as to how or when the Services are performed. The Consultant hereby specifically waives any claim of rights or benefits, whether present or future, under the Company’s retirement plans or fringe benefits afforded its employees, or the Company’s payment of Social Security taxes, workmen’s compensation, unemployment compensation or like benefits normally afforded its employees.

8. No Conflicting Obligations. Consultant hereby acknowledges and represents that Consultant’s execution of this Agreement and performance of his obligations and duties for the Company will not cause any breach, default, or violation of any other employment, nondisclosure, confidentiality, non-competition, or other agreement to which Consultant may be a party or otherwise bound.

Consultant hereby agrees that Consultant will not use in the performance of the Services for the Company or otherwise disclose to the Company any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means: (i) if mailed by prepaid certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if telecopied, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by telecopy and acknowledgment of receipt by the recipient’s telecopy machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:

MiMedx, Inc.

3802 Spectrum Blvd.

Ste. 300

Tampa, Fl 33612-9218

Attn: Chief Financial Officer

Telecopy No. (813) 866-0012

If to Consultant:

To the address shown in the heading above, or such other address as Consultant may notify Company in accordance herewith.

10. Miscellaneous.

(a) Severability. In the event a court of competent jurisdiction finds any provision (or subpart thereof) (including but not limited to those covenants contained in Section 5) to be illegal or unenforceable, the Parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable. Any illegal or unenforceable provision (or subpart thereof) shall otherwise be severable and shall not affect the validity of the remainder of such provision and any other provision of this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire understanding between the Parties regarding the subject matters addressed herein and supersedes any prior oral or written agreements between the Parties. The Company has not made any promises, representations, or agreements of any kind to Consultant in consideration for entering into this Agreement beyond those expressly set forth in this Agreement.

(c) Modification, Governing Law. This Agreement can only be modified by a writing signed by the Parties, and shall be interpreted in accordance with and governed by the laws of the State of Florida without regard to the choice of law provisions thereof.

(d) Review and Voluntariness of Agreement. The Parties acknowledge that they have had the opportunity to consult with legal counsel of their choice, that they have in fact read and do understand such provisions, and that they have voluntarily entered into this Agreement. The Parties agree that this Agreement shall be construed as drafted by both of them, as parties of equivalent bargaining power and not for or against either of them as drafter.

(e) Non-Waiver. The failure of the Parties to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies will not be construed as a waiver by either the Company or Consultant to assert or rely upon any such provision, right or remedy in that or any other instance.

(f) Assignment. The Company may assign this Agreement or the obligations of Consultant without Consultant’s prior written consent and approval, if the Company is sold or otherwise substantially conveyed either by way of a merger, stock sale, or by way of a sale of assets. Other than the foregoing permitted assignments, this Agreement shall not be assigned without the consent of the other Party. This Agreement shall also be binding upon and benefit the parties hereto and their respective heirs, successors, legal representatives, executors or assigns.

(g) No Bar. Consultant acknowledges and agrees that the existence of any claim or cause of action against the Company shall not constitute a defense to the enforcement by the Company of Consultant’s covenants, obligations, or undertakings in this Agreement or any other agreement.

(h) Offset. Consultant authorizes the Company to offset against any amount(s) payable to Consultant under this Agreement (i) the replacement costs, as of the date of replacement, of any Company property not returned by Consultant and (ii) any amount of any other debt owed by Consultant to the Company.

(i) Injunctive Relief. Consultant acknowledges that it would be difficult to calculate the Company’s damages from his breach of this Agreement, including but not limited to those obligations referenced in Section 5 above, and that money damages would therefore be an inadequate remedy. Accordingly, upon such breach, Consultant acknowledges that the Company may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Consultant, and/or other appropriate orders to restrain such breach. Nothing in this provision shall limit the Company from seeking any other damages or relief provided by applicable law for breach of this Agreement or any section or provision hereof.

IN WITNESS WHEREOF, the Parties hereto have hereunto affixed their hands and seals to this Agreement as of the date first above written.

MIMEDX, INC.		CONSULTANT:

By:	/s/ Matthew Miller	By:	/s/ Joseph L. Story

Name:	Matthew Miller	Name:	Joseph L. Story

Exhibit A

Description of Services

1.	Consultant to Senior/Executive management of MiMedx, Inc regarding general medical product development;

2.	Guide and advise management on the possible establishment of a Center of Excellence at the Andrews Institute, located in Gulf Breeze, Florida, including:

a.	Physician Education Site (i.e., cadaver labs, general surgical technique instruction and training)

b.	Clinical Trial Site

c.	Physician Advisory Board Meetings

d.	Management meetings, as necessary

e.	Materials testing

f.	Product development collaborator

3.	Advice management with respect to military applications of MiMedx Technologies;

4.	Physician Advisory Board management;

5.	Analyze patient information collateral material;

6.	Other mutually agreed to tasks and objectives.